Exhibit 99.1

International Monetary Systems Receives Equity Investment

New Berlin, Wis. – April 17, 2008 -- International Monetary Systems, Ltd. (OTCBB:INLM), a worldwide leader in business-to-business barter services, today announced That its major investor, Praetorian Offshore, Ltd., has exercised 550,000 warrants at a price of $.55, providing IMS with an additional $302,500.00 of invested capital.

The company plans to use the funds as working capital for general business purposes and to continue developing its infrastructure.

Don Mardak, CEO of IMS commented: “Once again, we are very grateful for the faith that Praetorian Offshore has shown in our company. 2007 was a year of historic growth for IMS, as we instituted a series of best practices that supported our growth and enabled us to create a stronger infrastructure. We intend to continue those practices in 2008.”

About International Monetary Systems

Founded in 1985, International Monetary Systems (IMS) serves 17,600 customers representing 23,000 cardholders in 49 U.S. markets. Based in New Berlin, Wisconsin, and managed by seasoned industry veterans, IMS is one of the largest publicly traded barter companies in the world and is continually expanding its network by adding exchange locations. The company's proprietary transaction software enables businesses and individuals to trade goods and services throughout North America online. Using an electronic currency known as trade dollars, the IMS network allows companies to create cost savings and to improve operations by taking advantage of barter opportunities in their business models. Further information can be obtained at the company's Web site at: www.imsbarter.com.

Contact:
International Monetary Systems, Ltd., New Berlin, WI
Krista Vardabash, (888) 783-4636, ext. 19
http://www.internationalmonetary.com